UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/15/2005

DRUGSTORE.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-26137

DE	043416255
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

13920 SE Eastgate Way
Suite 300
Bellevue, WA 98005
(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On February 15, 2005, the Compensation Committee of the Board of Directors of drugstore.com, inc. (the "Company") adopted the following compensation policy applicable to executive officers of the Company:

Compensation Philosophy

We offer compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with the Company's strategic business plans.   Our compensation policy is to offer a package that includes a competitive salary and benefits and an incentive bonus dependent on attainment of the Company's performance goals, provided that the final amount of an individual's bonus will consider the individual's performance.   We also encourage broad-based employee ownership of drugstore.com common stock through employee stock purchase and stock option programs in which most employees are eligible to participate, in order to more closely align the interests of our employees with those of our stockholders at large.

Our compensation policy for executive officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities, expertise and performance. Each year, the Committee establishes an incentive bonus plan that pays executive officers only if the Company's strategic goals regarding revenue and EBITDA are met. With the assistance of the CEO, executive officers also set individual objectives, the attainment of which is closely monitored and evaluated.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DRUGSTORE.COM, INC.

Date: February 17, 2005.	By:	/s/ Dawn G. Lepore
Dawn G. Lepore
Chief Executive Officer and Chairman of the Board